BRADLEY PHARMACEUTICALS, INC.
                        CONDENSED CONSOLIDATED
                           BALANCE SHEET
                          March 31, 2001
                            (UNAUDITED)

          ASSETS
          ------

Current assets
--------------
Cash and cash equivalents                                $     139,952
Short-term investments                                       2,000,000
Accounts receivable - net                                    3,747,047
Finished goods inventory                                     1,533,162
Deferred tax asset                                             339,459
Prepaid samples and materials                                  502,859
Prepaid expenses and other                                     129,402
                                                          ------------
     Total current assets                                    8,391,881


Property and equipment - net                                   599,039
Intangibles - net                                            7,898,547
Deferred tax asset                                             678,200
Other assets                                                    82,961
                                                          ------------
     Total Assets                                        $  17,650,628
                                                          ============




         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
-------------------
Current maturities of long-term debt                    $     532,740
Revolving credit line                                       1,280,748
Accounts payable                                            1,475,900
Accrued expenses                                            1,138,036
Income taxes payable                                          127,753
                                                         ------------
     Total current liabilities                              4,555,177

Long-term debt, less current maturities                       795,117

Stockholders' equity
--------------------
Preferred stock, $.01 par value;
  authorized, 2,000,000 shares; issued, none                      -
Common stock, $.01 par value, authorized
  26,400,000; issued 8,260,165 shares at
  March 31, 2001                                           14,835,177
Common, Class B, $.01 par value, authorized
  900,000 shares, issued and outstanding,
  431,552 shares at March 31, 2001                            845,448
Treasury stock, at cost (720,939 shares at
  March 31, 2001)                                          (1,007,527)
Accumulated deficit                                        (2,372,764)
                                                          -----------
                                                           12,300,334
                                                          -----------
Total Liabilities & Stockholders' Equity                 $ 17,650,628
                                                          ===========




     See Notes to Condensed Consolidated Financial Statements